Exhibit 10.22

Employment Agreement

This Employment Agreement (this “Agreement”), entered into as of  September 30, 2008, and made effective as of September 10, 2008, is by and among, LIN TV Corp., a Delaware corporation (“Parent”), and LIN Television Corporation, a Delaware corporation with its headquarters in Providence, Rhode Island, and a wholly-owned subsidiary of the Parent (the “Company” and, together with Parent, the “LIN Companies”), and Robert Richter, an individual residing in the state of Rhode Island (the “Executive”).

RECITALS:

Whereas, on September 10, 2008 (the “Appointment Date”), the board of directors of Parent (the “Board of Parent”) and the board of directors of the Company, respectively, appointed Executive to the offices of Senior Vice President New Media of each of the LIN Companies;

Whereas, each of Parent and the Company desire that the Company employ Executive as Senior Vice President New Media of the Company, and Executive desires to be employed by the Company in such position, in accordance with the terms and subject to the conditions provided herein;

Now, Therefore, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

1.      Employment.  The Company shall employ Executive and Executive hereby agrees to serve the LIN Companies on the terms and conditions set forth herein.

2.      Service Period.  The term of this Agreement and Executive’s employment hereunder (the “Service Period”) shall be deemed to have commenced as of the Appointment Date and shall continue thereafter until the effective date of termination pursuant to the terms and subject to the conditions of this Agreement.

3.      Position and Duties.  During the Service Period, Executive shall serve as the Senior Vice President New Media of each of the LIN Companies, reporting to the President and CEO of each of the LIN Companies and, subject to the LIN Companies’ respective Certificates of Incorporation and By-Laws, shall have such authority and duties as may be granted or assigned from time to time by the President and CEO of the LIN Companies.

4.      Attention and Effort.  Executive covenants and agrees, at all times during the Service Period, to devote his full business-time efforts, energies and skills to his duties as contemplated by Section 3 above, to serve each of the LIN Companies diligently and to the best of Executive’s ability and at all times to act in compliance with the rules, regulations, policies and procedures of the LIN Companies as shall be in effect from time to time.  Executive further covenants and agrees that he will not, directly or indirectly, engage or participate in any other business, profession or occupation for compensation or otherwise at any time during the Service Period which conflicts with the business of the LIN Companies, without the prior written consent of the Board of Parent; provided, that nothing herein shall preclude Executive from accepting appointment to or continuing to serve on any board of directors or trustees of any charitable or not-for-profit organization or from managing his personal, financial or legal affairs; provided, in each case, and in the aggregate, that such activities do not materially conflict or interfere with the performance of Executive’s duties hereunder or conflict with Sections 10, 11 or 12 of this Agreement in any material respect.

5.      Compensation and Other Benefits.

(a)           During the Service Period, Executive shall be paid by the Company an annual base salary in an amount equal to Three Hundred Thousand Dollars ($300,000) (the “Base Salary”), payable in accordance with the Company’s normal payroll practices.  The Base Salary shall be reviewed by the Compensation Committee of the Board of Parent no less often than once each calendar year and may be increased, but not decreased, based on such a review.

(b)           Executive shall be eligible to receive, in addition to the Base Salary described above, an annual bonus payment (a “Performance Bonus”) to be determined by December 31 of each calendar year during the Service Period, or as soon thereafter as practicable, but in no event later than March 15 of the subsequent calendar year; which Performance Bonus payment (if any), shall be determined as follows:

(i)           With respect to the portion of calendar year 2008 prior to the Appointment Date, Executive shall be eligible to receive a Performance Bonus in an amount up to One Hundred Twenty-Five Thousand Dollars ($125,000), which amount shall be prorated to reflect the portion of the calendar year between January 1 and the Appointment Date.  The Performance Bonus payment determined pursuant to this paragraph (i), if any, shall be determined in the discretion of the President and CEO of the LIN Companies and the Compensation Committee of the Board of Parent (the “Compensation Committee”) based upon those bonus criteria established with respect to Executive’s performance and goals prior to the Appointment Date.

(ii)           With respect to the portion of calendar year 2008 beginning on the Appointment Date and ending on December 31, 2008, Executive shall be eligible to receive a Performance Bonus in an amount up to One Hundred Fifty Thousand Dollars ($150,000) (the “Performance Bonus Amount”), which Performance Bonus Amount shall be prorated to reflect the portion of the calendar year beginning on the Appointment Date and ending on December 31, 2008.  The bonus payment determined pursuant to this paragraph (ii), if any, shall be determined in the discretion of the President and CEO of the LIN Companies and the Compensation Committee based upon those bonus criteria established with respect to Executive’s performance and goals prior to the Appointment Date.

(iii)    With respect to each calendar year during the Service Period beginning on January 1, 2009, if applicable, Executive shall be eligible to receive a Performance Bonus as follows:

(A)  Executive shall be eligible to receive a bonus payment in an amount up to 25% of the Performance Bonus Amount, which bonus payment, if any, shall be determined in the sole discretion of the President and CEO of the LIN Companies and the Compensation Committee, based upon such factors as each may determine to be relevant, which may include the performance of the LIN Companies and Executive, general business conditions, and the relative achievement by Executive or the LIN Companies of any goals established by the President and CEO, the Board of Parent or the Compensation Committee.

(B)  Executive shall be eligible to receive a bonus payment calculated as set forth in this paragraph (B) using a baseline bonus amount equal to seventy-five percent (75%) of the Performance Bonus Amount (the “Results Bonus Base Amount”).  The amount of the bonus awarded to Executive, if any, under this paragraph (B) (the “Results Bonus”) shall be an amount calculated as a percentage of the Results Bonus Base Amount (the “Results Bonus Percentage”).  The Results Bonus Percentage shall be the percentage set forth on Schedule 5 hereto that corresponds to the percentage by which Parent has achieved the internet revenue targets established by the Board of Parent for the applicable year, as determined by the Compensation Committee of the Board of Parent (the “Budget Target”).  The provisions of Schedule 5 shall be reviewed by the parties on an annual basis during the annual budget review process during the Service Period.  The parties shall cooperate in good faith when revising Schedule 5 for future years during the Service Period.

6.      Benefits and Expenses.  Executive shall receive from the Company such other benefits as may be granted to senior management of the Company generally, including health, dental, life and disability insurance and vacation benefits.  In addition, Executive shall be provided with an automobile allowance in accordance with the Company’s then-current plan.  The Company shall reimburse Executive for all reasonable travel, entertainment and other expenses which Executive may incur in regard to the business of Company or Parent, in accordance with and subject to the limitations of the Company’s standard practices and policies and Executive’s presentation of such documents and records as Company shall require to substantiate such expenses.

7.      Intentionally Omitted.

8.      Termination.  This Agreement and the employment of Executive hereunder may be terminated as follows:

(a)           By the LIN Companies for “Cause.”  Subject to such other terms of this Agreement, the LIN Companies may terminate this Agreement and the employment of Executive hereunder for “Cause” by action of the Board of Parent if the Executive:

(i)           has been convicted of, or entered a pleading of guilty or nolo contendre (or its equivalent in the applicable jurisdiction) to any criminal offense (whether or not in connection with the performance by Executive of his obligations and duties under this Agreement), excluding offenses under road traffic laws, or misdemeanor offenses, that are subject only to a fine or non-custodial penalty;

(ii)           has committed an act or omission involving dishonesty or fraud;

(iii)           has willfully refused or willfully failed to perform his obligations and duties under this Agreement or the duties properly assigned to him in accordance with the terms and conditions of this Agreement, and Executive has the physical capacity to perform such obligations or duties; or

(iv)           has engaged in gross negligence or willful misconduct with respect to any of the LIN Companies or any of their affiliates or subsidiaries.

(b)            By the LIN Companies “Without Cause.”  The LIN Companies may terminate this Agreement and the employment of Executive hereunder at any time, in Parent’s sole discretion, for any reason whatsoever or for no reason, which termination shall constitute a termination “Without Cause.”

(c)            By Executive for Good Reason.  Executive may terminate this Agreement and his employment hereunder in the event of any of the following (each of which shall constitute “Good Reason”) and the LIN Companies shall have failed to have reasonably remedied such condition within thirty (30) days following written notice from Executive setting forth in reasonable detail the condition giving rise to such Good Reason:

(i)           either of the LIN Companies fails to perform its respective obligations or breaches any of its covenants or warranties under this Agreement;

(ii)           the relocation of Executive’s primary office to a location that is more than thirty-five (35) miles from both of (A) the Company’s headquarters in Rhode Island, unless such office is moved closer to Executive’s primary residence at the time of such relocation, and (B) Executive’s residence at the time of such relocation; or

(iii)           the Board of Parent or the board of directors of the Company approves, without Executive’s consent or for reasons other than those set forth in Section 8(a), (A) a reduction in Executive’s Base Salary or the Performance Bonus Amount, or (B) the assignment to Executive of any duties inconsistent in any material respect with, or effect a material diminution of, Executive’s duties, titles, offices, or responsibilities with the Parent or the Company, or any demotion of Executive from, or any failure to reelect or reappoint Executive to any of such positions (except in connection with the termination of Executive’s employment for disability or Cause or as a result of Executive's death); provided, however, that with respect to the foregoing clause (B) if subsequent to a Change in Control (as hereinafter defined in Section 24), Executive maintains over the business of the Company substantially the same authority and responsibility with respect thereto that he held prior to such Change in Control, the requirement that the Executive report to officers or the board of parent companies, or a change in the title of Executive, shall not of itself constitute “Good Reason.”

(d)            By Executive Without Good Reason.  Executive may terminate this Agreement and his employment hereunder at any time, for any reason, upon giving to the LIN Companies thirty (30) days’ written notice of termination of this Agreement and Executive’s employment hereunder pursuant to this Section 8(d) (“Notice of Resignation”), during which notice period Executive’s employment and performance of services will continue; provided, however, that Parent may, upon notice to Executive and without reducing Executive’s compensation during such period, excuse Executive from any or all of his duties during such period.  The effective date of the termination of Executive’s employment hereunder shall be the date specified in the Notice of Resignation delivered in accordance with this Section 8(d).

(e)            Automatic Termination Upon Death or Disability.  This Agreement and Executive’s employment hereunder shall terminate automatically upon the death or “total disability” of Executive.  The term “total disability” as used herein shall mean Executive’s inability, with or without reasonable accommodations, to perform the duties of Executive contemplated by Section 3 hereof for a period of, or periods aggregating, six (6) months in any twelve (12) month period as a result of physical or mental illness, loss of legal capacity or any other cause beyond Executive’s control, unless Executive is granted a leave of absence by the Board of Parent.  All determinations as to whether Executive has suffered total disability due to physical or mental illness, loss of capacity or any other medical cause shall be made by a physician who is mutually agreed upon by Executive and a majority of the members of the Nominating and Corporate Governance Committee of the Board of Parent.  Executive and the LIN Companies hereby acknowledge that Executive’s ability to perform the duties set forth in Section 3 hereof is of the essence of this Agreement.  Termination under this Section 8(e) shall be deemed to be effective (i) as of the time of Executive’s death or (ii) immediately upon determination of Executive’s total disability, as defined above, by a physician mutually agreeable to Executive and the Board of Parent.

9.           Severance for Termination Without Cause or Resignation With Good Reason.

(a)           Subject to the terms and conditions of this Section 9 set forth below, solely in the event that this Agreement and Executive’s employment hereunder is terminated (y) by the LIN Companies Without Cause pursuant to the terms and subject to the conditions of Section 8(b) hereof; or (z) by Executive with Good Reason pursuant to the terms and subject to the conditions of Section 8(c) hereof, then:

(i)            The Company shall pay to Executive a severance payment (the “Severance Payment”) in an amount equal to the sum of (A) Executive’s Base Salary in effect at the time of such termination and (B) the aggregate amount, if any, of the Performance Bonus most recently awarded to Executive pursuant to Section 5(b) prior to such termination; provided, however, that if such termination occurs prior to the award of Executive’s initial Performance Bonus under this Agreement (or the determination that no such award shall be made), the payment under this clause (B) shall be the maximum applicable Performance Bonus that would otherwise be due had Executive remained employed with the Company.  The Severance Payment shall be due and payable in twenty six (26) substantially equal payments following such termination; provided, however, that the payment of the portion of the Severance Payment comprised of any Performance Bonus based upon the determination of the achievement of certain results may be deferred as necessary until the Compensation Committee has made the necessary determinations.

(ii)            In addition, during the twelve-month period following a termination giving rise to the Severance Payment, the Company shall continue to pay the employer’s normal portion of the costs of Executive’s health and dental insurance premiums in an amount consistent with that paid on the date of termination, provided that Executive chooses to participate in COBRA or a similar health insurance continuation program and provides the Company with proof of such participation.  If Executive chooses to receive COBRA coverage from the Company’s group health plans during this twelve-month period, such coverage shall count toward the maximum coverage period permitted under such plan.

(b)           The payment of the Severance Payment and the provision of the benefits described in this Section 9 are expressly contingent on Executive’s execution of a standard severance and release agreement containing only a release of any and all claims by him against the LIN Companies and all predecessors, successors, affiliates and subsidiaries thereof, except for claims relating to (i) the Severance Payment and other post-employment payments and benefits due pursuant to the terms and subject to the conditions of this Agreement; (ii) claims for benefits under the employee benefit plans of the LIN Companies in which Executive participates, and (iii) claims for indemnification or insurance, if applicable, arising following his employment.  Notwithstanding anything to the contrary contained herein, Employer retains the right to terminate the initiation or continuation of the Severance Payment and other benefits described in this Section 9 and to recover from Executive any and all amounts previously paid (as well as to pursue any other remedies available at law or in equity) if it discovers that Executive engaged in any fraud, theft, embezzlement, serious or substantial misconduct materially injuring the LIN Companies’ reputation, or gross negligence while employed by the Company or if Executive materially breaches this Agreement, including any breach by Executive of his obligations and covenants under Sections 10, 11, or 12 hereof.

(c)           Subject to such adjustments as may be necessary in accordance with the proviso set forth in the last sentence of Section 9(a)(i), all payments made under this Section 9 shall be made to Executive at the same interval as payments of salary were made to Executive immediately prior to termination.  Notwithstanding the foregoing or anything to the contrary contained herein, if the Company determines that Executive is a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code (as hereinafter defined), or any successor thereto or as such may be amended hereafter (“Section 409A”), then to the extent necessary to satisfy the requirements of Section 409A, any portion of the severance compensation under this Section 9 that shall constitute deferred compensation within the meaning of Section 409A shall not be due and payable to Executive until the date that is six (6) months after the date of termination, if necessary to avoid tax penalties under Section 409A.  In the event of such delay in payment, on the day following the expiration of such six month period Executive shall be paid the delayed portion of the severance compensation plus interest for the period of such delay, which interest shall be calculated at a rate equal to the interest rate then earned by the LIN Companies’ excess cash balances on bank deposit.

(d)     Except as expressly provided in paragraph (a) above, upon the termination of this Agreement and Executive’s employment hereunder (including for Cause or without Good Reason, or upon death or total disability pursuant, respectively, to Sections 8(a), 8(d) and 8(e)), Executive shall not be entitled to any payments hereunder, other than for Accrued Obligations, which the Company shall pay to Executive in a lump sum immediately following such termination.  For purposes of this Agreement, “Accrued Obligations” shall mean the sum of (i) any portion of Executive’s accrued but unpaid Base Salary through the date of death or termination of employment, as the case may be; (ii) any accrued but unpaid vacation or expense reimbursements; (iii) any then declared but unpaid Performance Bonus, as applicable, with respect to the fiscal year preceding the fiscal year in which the termination occurs; (iv) any (A) Performance Bonus for the fiscal year in which the termination occurs, as applicable, pro rated for service through the date of termination (and, if not determined as of the date of termination, such payment, if any, to be due and payable reasonably following the determination of such amounts) or (B) Performance Bonus earned for that year if termination occurs at the end of the year but prior to payment; provided, however, Executive shall receive no payment under (A) or (B) upon a termination by the LIN Companies for Cause; and (v) any compensation previously earned but deferred by Executive (together with interest, to the extent and in the manner applicable pursuant to terms and subject to the conditions of Section 9(c)) prior to the date of termination that has not yet been paid.

10.           Non-Disclosure.

(a)           Executive acknowledges that during the period of his employment with the Company prior to the Appointment Date, he has had, and thereafter during the Service Period, he will have, access to trade secrets and other confidential or proprietary information of the LIN Companies and their respective affiliates and subsidiaries (“Confidential Information”).  Executive acknowledges that as used herein, Confidential Information includes, but is not limited to, all methods, processes, techniques, practices, pricing information, billing histories, customer lists or requirements, employee lists, salary information, personnel matters, financial data, operating results, plans, contractual relationships, projections for new business opportunities for new or developing businesses, research, reports, and technological innovations in any stage of development.  Confidential Information also includes, but is not limited to, all notes, records, software, drawings, handbooks, manuals, policies, contracts, memoranda, sales files, or any other documents generated or compiled by any employee of the LIN Companies or any of its respective affiliates or subsidiaries.  Notwithstanding the foregoing, Confidential Information shall not include any data or information that has been voluntarily disclosed to the public or the LIN Companies’ respective competitors by either of the LIN Companies (except where such public disclosure has been made by Executive or another without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(b)           Executive agrees that, both during the Service Period and after the termination of his employment hereunder for any reason, he will use his reasonable best efforts and utmost diligence to preserve, protect, and prevent the disclosure of such Confidential Information, and that he will not, either directly or indirectly, use, misappropriate, disclose or aid any other person in disclosing such Confidential Information, unless done so on behalf of the LIN Companies or to the extent required by law.

(c)    All Confidential Information is, and shall remain, the exclusive property of the LIN Companies, and Executive hereby covenants and agrees that he shall promptly return all such information to the LIN Companies upon termination of this Agreement or at any other time when requested by the LIN Companies.

11.           Non-Competition.

(a)            During the Service Period and for one (1) year after the termination of this Agreement for any reason, whether with or Without Cause or whether upon resignation with or without Good Reason, Executive shall not Compete (as hereinafter defined) with any material business then conducted by the LIN Companies or their respective affiliates or subsidiaries (collectively, “LIN”) without the prior written consent of the LIN Companies; except that, notwithstanding this Section 11, Executive may perform any duties on behalf of the LIN Companies as the Board of Parent shall approve and direct.  For purposes of this Agreement, the term “Compete” shall mean engaging in a business as a more than five percent (5%) stockholder or other holder of a five percent (5%) or greater equity interest of any Person (as hereinafter defined in Section 24) (whether direct or indirect, including the right to acquire such percentage equity interest), as an employee, a partner, an agent, a consultant, or any other individual representative capacity of, to or for any Person, as an officer of any Person, or a member of the board of directors, board of managers, or other managing body of such Person (unless Executive’s duties, responsibilities, and activities, including supervisory activities, for or on behalf of such Person or in such business are not related in any way to such “competitive” activity) if it involves:

(i)           owning or Managing (as defined below in Section 24) one or more local television stations in any designated market area in which the Company or any direct or indirect subsidiary thereof (a “Subsidiary”) owns or Manages, one or more local television stations (the “Restricted Markets”); or

(ii)            rendering services or advice pertaining to the business or operation of television stations in a Restricted Market, or on behalf of, any Person which is in competition with the Company or any of its affiliates or subsidiaries.

(b)           Upon and subject to reasonable notice and information being provided to the LIN Companies by Executive prior to Executive’s entering into a position or association which may cause Executive to engage in activities in breach of paragraph (a) above, Parent will conduct a timely review of such proposed position or association and notify Executive in writing regarding Parent’s view as to whether Executive will thereby breach the terms and conditions of paragraph (a) above.

12.           Non-Solicitation.  Executive agrees that, during the twelve (12) month period immediately following termination of this Agreement, for whatever reason, with or without Cause or whether resignation with or without Good Reason, Executive shall not directly or indirectly solicit, influence or entice, or attempt to solicit, influence or entice, or hire any executive, employee, or consultant of LIN to cease his relationship with LIN or solicit, influence, entice or in any way divert any customer, distributor, partner, joint venturer or supplier of LIN to terminate such person’s relationship with LIN, in order to be employed by or do business with a Person that Competes with the LIN Companies or with any other entity that derives benefit from the production, marketing, broadcasting or other distribution or syndication of products, services, programs or other content that compete with products then produced or services, programs or other content then being provided, marketed, broadcast, distributed or syndicated by LIN or the feasibility for production of which LIN is then actually studying or is preparing to market or is developing; provided, however, that this Section 12 shall apply only within the geographic area set forth in Schedule 12 hereto.

13.           Acknowledgment of Restrictive Covenants.  Executive acknowledges that the covenants specified in Sections 10, 11, 12, and 15 hereof (collectively, the “Protective Provisions”) contain reasonable limitations as to time, geographic area, and scope of activities to be restricted and that such promises do not impose a greater restraint on Executive than is necessary to protect the goodwill, Confidential Information, trade secrets, customer and employee relations, and other legitimate business interests of the LIN Companies.  Executive also acknowledges and agrees that any violation of the covenants set forth in the Protective Provisions would bestow an unfair competitive advantage upon any Person, which might benefit from such violation, and would necessarily result in substantial and irreparable damage and loss to the LIN Companies.

14.           No Inconsistent Obligation.  In order to induce the LIN Companies to enter into this Agreement, Executive represents and warrants to each of the LIN Companies that neither the execution nor the performance of this Agreement by Executive will violate or conflict in any way with any other agreement to which Executive may be bound, or with any other duties imposed upon Executive by corporate or other statutory or common law.

15.           Intellectual Property.  Executive and the LIN Companies hereby covenant and agree that all intellectual property of any kind, whether now or later created, developed or produced, developed by Executive, whether directly or indirectly, in connection with services rendered by Executive for or on behalf of the LIN Companies, or from the use of premises or property owned, leased, licensed or contracted for by the LIN Companies, both prior to and subsequent to the date of this Agreement, or otherwise developed by Executive during the Service Period which is in any way related to the Company's business, as conducted or proposed to be conducted, shall be the property of the Company.  Executive hereby assigns to the Company any and all rights and interests he now has or may hereafter acquire in and to such intellectual property.

16.           Notice.  For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery when delivered by hand, (b) on the date of transmission when sent by facsimile transmission during normal business hours with telephone confirmation of receipt, (c) one day after dispatch when sent by reputable overnight courier maintaining records of receipt, or (d) three days after dispatch when sent by registered or certified mail, postage prepaid, return receipt requested, all addressed as set forth on Schedule 16 attached hereto or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
17.    Injunctive Relief; Cumulative Rights.  The parties agree that, without limitation of the rights of the LIN Companies with respect to any other breach of this Agreement, the harm to each of the LIN Companies arising from any breach by Executive of the Protective Provisions could not adequately be compensated for by monetary damages, and accordingly each of the LIN Companies shall, in addition to any other remedies available to it at law or in equity, be entitled to seek and, if so ordered by a court of competent jurisdiction, obtain, preliminary and permanent injunctive relief against such breach.  Executive agrees that the various provisions of this Agreement shall be construed as cumulative, and no one of them is exclusive of the other, or exclusive of any rights allowed by law.

18.           Withholding.  Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to Executive shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it is legally required to withhold pursuant to any applicable law or regulation.  In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes and withholdings as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold have been satisfied.

19.           No Waiver.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and such officer or director as may be specifically designated by the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any similar or dissimilar provision or condition at the same or at any prior or subsequent time.  Except where the context otherwise requires, wherever used the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense.

20.           Severability.  If any covenant or provision hereof is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the invalidity of any other covenant or provision, each of which is hereby declared to be separate and distinct.  If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.  If any provision of this Agreement is declared invalid or unenforceable for any reason other than overbreadth, the offending provision will be modified so as to maintain the essential benefits of the bargain among the parties hereto to the maximum extent possible, consistent with law and public policy.

21.           Amendment.  No amendment, modification, waiver, termination or discharge of any provision of this Agreement, or consent to any departure therefrom by either party hereto, shall in any event be effective unless the same shall be in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by each of the LIN Companies and Executive, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which it is given.  No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by each of the LIN Companies and Executive.

22.    Choice of Law and Forum.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Rhode Island.  Employee hereby (a) submits to personal jurisdiction in the State of Rhode Island for any action arising out of or in connection with this Agreement; (b) waives any and all personal rights under the laws of any state to object to jurisdiction within the State of Rhode Island; and (c) agrees that for any cause of action arising out of or in connection with this Agreement, venue is solely proper in any state or federal court within Rhode Island.

23.           Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

24.           Certain Definitions.  The capitalized terms contained and used in this Agreement which are defined below shall have the respective meanings ascribed to them as follows:

(a)            “Change in Control” shall mean the occurrence of any of the following events:

(i)           any sale, lease, exchange, or other transfer (in one transaction or series of related transactions) of all or substantially all of the assets of Parent to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act, other than one or more members of the Shareholder Group;

(ii)           a majority of the Board of Parent shall consist of Persons who are not Continuing Directors;

(iii)           the acquisition by any Person or Group (other than (A) one or more members of the Shareholder Group or (B) with respect to a transferee of shares of Class C Common Stock, par value $0.01 per share, of Parent, (1) one or more members of the Shareholder Group or (2) any Person approved by an affirmative vote of no less than two-thirds of the disinterested members of the Board of Parent) of the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the ordinary voting power for the election of directors of Parent;

(iv)           the acquisition by any Person or Group of shares of the capital stock of Parent representing in the aggregate more than 40% of the issued and outstanding shares of such capital stock and, as of the time of such acquisition, no other Person or Group holds, in the aggregate, a greater number of such shares of capital stock;

(v)           any sale, lease, exchange, or other transfer (in one transaction or series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act, other than to (A) a wholly-owned subsidiary of Parent or the Company or (B) one or more members of the Shareholder Group; or

(vi)    Parent shall cease, whether directly or indirectly through one or more wholly-owned subsidiaries, to have the power to vote or direct the voting of securities having more than 50% of the ordinary voting power for the election of directors of the Company.

(b)            “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations or other guidelines of general applicability promulgated thereunder.

(c)           “Continuing Directors” shall mean any Person who (i) was a member of the Board of Parent on the Appointment Date, (ii) is thereafter nominated for election or elected to the Board of Parent with the affirmative vote of a majority of the Continuing Directors who are members of such Board of Parent at the time of such nomination or election, or (iii) is a member  of the Board of Parent and also a member of the Shareholder Group.

(d)            “Group” means any group of related Persons for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended.

(e)           “Manage” (or “Managing”) means with respect to the business or operation of a television station, (i) the provision of management services, (ii) the right to program, or select a substantial portion of the programming of, such station, including through a local marketing agreement, time brokerage agreement, joint sales agreement, shared services agreement, or other similar agreements (collectively, a “Services Agreement”), or (iii) the sale of, or the right to sell, the advertising of such station through a Services Agreement.

(f)           “Person” shall mean an individual, a corporation, limited liability company, a partnership, an association, a trust or any other entity or organization, including any other form of business entity or any government or political subdivision or an agency or instrumentality thereof.

(g)            “Shareholder Group” shall mean HM Capital Partners, LLC, and any Person controlling, controlled by or under common control with it.

25.           Interpretation.  The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.  Except where the context requires otherwise, whenever used in this Agreement, the singular includes the plural, the plural includes the singular, the use of any gender is applicable to all genders and the word “or” has the inclusive meaning represented by the phrase “and/or.”  The words “include” and “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”  A reference in this Agreement to a Section, Paragraph, Exhibit or Schedule is to the referenced Section, Paragraph, Exhibit or Schedule of this Agreement.  The wording of this Agreement shall be deemed to be the wording mutually chosen by the parties and no rule of strict construction shall be applied against any party.  Unless expressly provided otherwise, all dollar figures in this Agreement are in the currency of the United States of America.

26.    Survival.  The expiration or termination of this Agreement shall not relieve any party of any obligations that may have accrued hereunder prior to such expiration or termination.  The provisions of Sections 9, 10, 11, 12, 13, 15, 16, 17, 18, 19, and 20 shall survive the expiration or termination of this Agreement except as otherwise specifically provided in such Sections.

27.           Assignment.  The terms and provisions of this Agreement shall inure to the benefit of and be binding upon the LIN Companies and each of its respective successors and assigns.  Notwithstanding the foregoing or anything to the contrary contained herein, this Agreement may not be assigned  by the LIN Companies without Executive’s prior written consent unless the LIN Companies retain joint and several liability with any of the LIN Companies’ assignee for the financial obligations under this Agreement.  This Agreement may not be assigned, in whole or in part, by Executive without the written consent of each of the LIN Companies.

28.           Indemnification.  At all times during and after the Service Period the LIN Companies shall indemnify Executive pursuant to the terms and subject to the conditions of the certificate of incorporation and bylaws, respectively, of each of the LIN Companies, as such are in effect as of the Appointment Date.  Executive shall have the benefit of continuing directors’ and officers’ insurance coverage at levels no less favorable than those in effect from time to time for members of the Board of Parent and the board of directors of the Company and other members of the LIN Companies’ senior management.

29.           Termination of Prior Agreement.  That certain Employment Agreement, by and between Executive and the LIN Companies, dated as of February 22, 2007, is hereby terminated effective as of the Appointment Date.

30.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.  Each party hereto will receive by delivery or by facsimile or other electronic transmission a duplicate original of the Agreement executed by each party, and each party agrees that the delivery of the Agreement by facsimile or other electronic transmission will be deemed to be an original of the Agreement so transmitted.

31.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein.

[The remainder of this page is intentionally blank; signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

Executive:

/s/ Robert Richter
Robert Richter

LIN TV Corp.

By: /s/ Vincent L. Sadusky
Name: Vincent L. Sadusky Title: President and CEO
LIN Television Corporation

By: /s/Vincent L. Sadusky
Name: Vincent L. Sadusky
Title: President and CEO

2009 Performance Grid

				Schedule 5

	Under Budget				At Budget	Over Budget
Revenues	$(2,000,000)	$(1,500,000)	$(1,000,000)	$(500,000)		$500,000	$1,000,000	$1,500,000	$2,000,000
Bonus	Zero	25%	33%	67%	100%	125%	150%	175%	200%

	Based on Grid	Based on Other Criteria	Total Bonus
Robb Richter	$112,500	$37,500	$150,000
SVP, New Media	75.00%	25.00%

Schedule 12

Geographic Scope of Non-Solicitation

The geographic scope to which Section 12 shall apply shall be defined as all markets in the United States of America.

Schedule 16

Notices

If to Executive:                                           To the address as shall most currently appear on therecords of the Company

If to the LIN Companies:                                                      LIN Television Corporation
4 Richmond Square, Suite 200
Providence, RI  02906
Attn:  General Counsel
Fax:  (401) 454-2817